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                                  EXHIBIT 4.1.5

                       FORM OF RESTRICTED STOCK AGREEMENT

                             IN FOCUS SYSTEMS, INC.
                           RESTRICTED STOCK AGREEMENT

               This Restricted Stock Agreement (this "Agreement") is made and entered into as of April 22, 1998 (the "Match Date") by and between In Focus Systems, Inc., an Oregon corporation (the "Corporation"), and ______________ ("Participant").

               WHEREAS, Participant is an elected or appointed officer or director of the Corporation or one or more of its subsidiaries; and

               WHEREAS, pursuant to the Officer and Director Stock Ownership Program (the "Program") created under the Corporation's 1998 Stock Incentive Plan (the "Plan"), the Board of Directors or a Committee thereof (the "Plan Administrator") has approved the award to Participant of shares of the Corporation's Common Stock ("Shares") on the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto agree as follows:

               1.     AWARD.

                      1.1 Participant is the beneficial owner of that number of Shares that were purchased by Participant between January 1, 1996 and the Match Date as set forth on Schedule I hereto (the "Matched Shares").

                      1.2     For purposes of Section 1.1:

                              1.2.1 The term "beneficial owner" shall have the
same meaning given to that term for purposes of preparing the beneficial ownership table in the Corporation's proxy statement for its annual meeting of shareholders.

                             1.2.2  The term "purchase" shall mean any
acquisition of Shares pursuant to the exercise of any stock option awarded to Participant under one or more stock option or incentive plans of the Corporation, or any open market purchase that has been pre-approved by the Compliance Officer.

                      1.3 The Corporation hereby awards to Participant, and Participant hereby accepts, as of the Match Date, _________ Restricted Shares, which represents one Restricted Share for every two Matched Shares, rounded up to the nearest whole share. The Restricted Shares shall be subject to the terms and conditions of this Agreement, and the terms and conditions set forth in the Plan as the same may be amended from time to time.

               2.     VESTING.

                      2.1 Subject to the restrictions and conditions set forth in the Plan, the Restricted Shares shall vest as follows:

                             2.1.1 Each Restricted Share granted pursuant to
this Agreement shall vest at the end of the three (3) year period, commencing on the Match Date, of Participant's continuous service as an elected or appointed officer or director of the Corporation; provided, however, that if Participant does not continue to hold his or her Matched Shares throughout such period, the portion of Participant's Restricted Shares (determined by the Plan Administrator in its absolute discretion) that bears the same ratio as the Matched Shares that Participant does not continue to hold during such period bears to the total Matched Shares shall vest at the end of the nine (9) year period, commencing on the Match Date, of Participant's continuous service as an elected or appointed officer or director of the Corporation.


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                             2.1.2  In the event Participant for any reason
ceases to serve as an elected or appointed officer or director of the Corporation, whether by dismissal, resignation, disability or otherwise, all unvested Restricted Shares shall be forfeited; provided, however, that in the event Participant ceases to serve as an elected or appointed officer or director of the Corporation by reason of such Participant's death, all unvested Restricted Shares shall immediately vest.

                             2.1.3  Notwithstanding anything to the contrary in
this Section 2.1, all unvested Restricted Shares shall be forfeited immediately upon determination by the Plan Administrator (in its absolute discretion) that Participant has (i) made unauthorized disclosure of confidential information relating to the Corporation, (ii) failed to assign to the Corporation any invention which Participant is obligated to assign to the Corporation pursuant to written agreement or otherwise, or (iii) breached the terms of any written agreement in effect between the Corporation and Participant relating to confidentiality, nondisclosure or ownership of inventions.

                      2.2    For purposes of Section 2.1:

                             2.2.1  Participant shall "continue to serve as an
elected or appointed officer or director of the Corporation" if Participant remains an elected or appointed officer or director of the Corporation or its subsidiaries at all times during the applicable period. Medical leave approved by the Plan Administrator, in its absolute discretion, shall not be considered an interruption of service for this purpose.

                             2.2.2  Participant shall "continue to hold" his or
her Restricted Shares if such Shares remain beneficially owned (as defined in Section 1.2 hereof) by Participant at all times, and are not sold, assigned, or pledged (as collateral for a loan, or as security for the performance of an obligation, or for any other purpose) to any person at any time, during the applicable period.

               3.     RESTRICTIONS. Until a Restricted Share vests pursuant to
Section 2.1 hereof, it shall not be liable for the debts, contracts or engagements of Participant or successors in interest nor be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution, or by qualified domestic relations order (as defined in the Plan).

               4.     ACCELERATION OF VESTING.

                      4.1 The Plan Administrator, in its absolute discretion, may accelerate the vesting of any or all of the Restricted Shares at any time and for any reason.

                      4.2 Notwithstanding anything to the contrary in this Agreement, any unvested Restricted Shares shall become fully vested immediately prior to the consummation of a reorganization (as defined in Section 10.4 of the Plan), which results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than a majority of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such reorganization.

               5.     ESCROW.

                      5.1 Until a Restricted Share vests, (i) the record address of the holder of record of such Restricted Share shall be c/o the Secretary of the Corporation at the address of the Corporation's principal executive office, (ii) the stock certificates representing such Restricted Share shall be held in escrow in the custody of the Secretary of the Corporation, duly endorsed in blank or accompanied by a duly executed stock powers, and (iii) such stock certificate shall contain the following legend:

          "THE TRANSFER AND REGISTRATION OF TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS PROVIDED IN A RESTRICTED STOCK AGREEMENT DATED AS OF APRIL 22, 1998 BY AND BETWEEN THE CORPORATION AND ___________________."


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                      5.2     As soon as practical after the date upon which a
Restricted Share vests and provided Participant shall have paid the Withholding Liability to the Corporation pursuant to Section 7.1 hereof, the Corporation shall deliver to Participant or, at Participant's request, Participant's designated broker, a certificate or certificates representing such Restricted Shares, registered in Participant's name, which certificate or certificates shall not contain the legend set forth in Section 5.1 above.

               6. RIGHTS AS SHAREHOLDER. The holder of record of any Restricted Share shall be entitled to exercise all voting rights with respect to such share and to receive all dividends or distributions paid or made with respect thereto.

               7.     MISCELLANEOUS PROVISIONS.

                      7.1 INCOME TAX WITHHOLDING. If the Corporation becomes obligated to withhold an amount on account of any tax imposed in connection with an award of Restricted Shares pursuant to this Agreement, including without limitation, any federal, state, local or other income taxes, or any FICA, state disability insurance tax or other employment tax, then Participant shall, on the date the restrictions on the Restricted Shares lapse (or, if earlier, the date that Participant makes an election under Section 83(b) of the Internal Revenue Code, if any, or such other the date upon which the Corporation becomes so obligated to withhold (the "Withholding Date")) pay such amount (the "Withholding Liability") to the Corporation in cash or check payable to the Corporation. Participant hereby consents to the Corporation withholding the full amount of the Withholding Liability from any compensation or other amounts otherwise payable to Participant (including, without limitation, any vested Restricted Shares) if Participant does not pay the Withholding Liability to the Company on the Withholding Date, and Participant agrees that the withholding and payment of any such amount by the Corporation to the relevant taxing authorities shall constitute full satisfaction of the Corporation's obligation to pay such compensation of other amounts to Participant.

                      7.2 TAXABLE INCOME AND SECTION 83(b) ELECTION. Participant understands that the taxable income recognized by Participant as a result of the award of Restricted Shares hereunder, and the Withholding Liability and Withholding Date with respect thereto, would be affected by a decision by Participant to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an "83(b) Election"), with respect to the Restricted Shares within thirty (30) days of the Match Date. Participant understands and agrees that he or she will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Restricted Shares, and for properly making such election and filing the election with the relevant taxing authorities on a timely basis. Participant will not rely on the Corporation for any advice in connection with the decision whether to make, or procedures for making, an 83(b) Election with respect to the Restricted Shares. Participant agrees to submit to the Corporation a copy of any 83(b) Election with respect to the Restricted Shares immediately upon filing such election with the relevant taxing authorities.

                      7.3 DISPUTES. Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement, the Program or the Plan, shall be determined by the Plan Administrator in its absolute discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

                      7.4 GOVERNING LAW. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Oregon, without regard to conflicts of laws thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Match Date.


PARTICIPANT:                        CORPORATION:

                                    IN FOCUS SYSTEMS, INC.


                                    By:
-------------------------------        --------------------------------
                                       Name:  Susan L. Thompson
-------------------------------        Title: Vice-President, Human Resources

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